Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-3

(Form Type)

SARCOS TECHNOLOGY AND ROBOTICS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common stock, par value $0.0001 per share	457(o)	(1)	(2)	(2)	—	—

Fees to Be Paid	Equity	Preferred Stock, par value $0.0001 per share	457(o)	(1)	(2)	(2)	—	—

Fees to Be Paid	Debt	Debt Securities	457(o)	(1)	(2)	(2)	—	—

Fees to Be Paid	Equity	Depositary Shares	457(o)	(1)	(2)	(2)	—	—

Fees to Be Paid	Equity	Warrants	457(o)	(1)	(2)	(2)	—	—

Fees to Be Paid	Other	Subscription Rights	457(o)	(1)	(2)	(2)	—	—

Fees to Be Paid	Other	Purchase Contracts	457(o)	(1)	(2)	(2)	—	—

Fees to Be Paid	Other	Units	457(o)	(1)	(2)	(2)	—	—

Fees to Be Paid	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	(1)	(2)	$150,000,000	$110.20 per $1,000,000	$16,530

	Total Offering Amounts					$150,000,000		$16,530

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$16,530

(1)

The securities registered hereunder include such indeterminate number of (a) shares of common stock, (b) shares of preferred stock, (c) debt securities, (d) depositary shares, (e) warrants to purchase common stock, preferred stock, debt securities or depositary shares of the registrant, (f) subscription rights to purchase common stock, preferred stock, debt securities, depositary shares, warrants or units consisting of some or all of these securities of the registrant, (g) purchase contracts and (h) units consisting of some or all of these securities, as may be sold from time to time by the registrant. There are also being registered hereunder an indeterminate number of shares of common stock and preferred stock as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance. Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.

(2)

The proposed maximum offering price per security and proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities, or that are issued in units.